Exhibit 10.1

AMENDMENT NO. 2
TO THE
PARAMETRIC SOUND CORPORATION 2012 STOCK OPTION PLAN

On February 21, 2013, in accordance with Section 11 of the Parametric Sound Corporation 2012 Stock Option Plan (the “Plan”), the Board of Directors of Parametric Sound Corporation (the “Company”) amended and restated Section 6(b)(i)(1) of the Plan to read in its entirety as follows:

“To the extent required by applicable laws, rules and regulations and except as set forth in Section 6(b)(i)(2), the exercise price of an NQSO shall be not less than the fair market value (determined in accordance with Section 6(a)(x)) of the stock subject to the Option on the date of grant).”

* * * * *

The Company has caused this Amendment No. 2 to be signed on the date indicated below, to be effective as indicated above.

Dated: February 21, 2013	PARAMETRIC SOUND CORPORATION By: /s/ JAMES A. BARNES James A. Barnes Chief Financial Officer, Treasurer and Secretary